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                                                                    Exhibit 3.47

     TITLE I.   FORM - OBJECT - NAME - REGISTERED OFFICE - DURATION
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     Article 1: There is hereby formed a societe a responsabilte limitee which will be governed by present laws, especially the laws of August 10th, 1915 on commercial companies, of September 18th, 1933 on societes a responsabilte limitee and their modifying laws and the present Articles of Incorporation.

     At any moment, the member may join with one or more joint members and, in the same way, the following members may adopt the appropriate measures to restore the unipersonnel character of the company.

     Article 2: The object of the company is, in Luxembourg or abroad, in whatsoever form, any industrial, commercial, financial, personal or real estate property transactions, which are directly or indirectly in connection with the creation, management and financing, in whatsoever form, of any undertakings and companies which object is any activities in whatsoever form, as well as the management and development, permanently or temporarily, of the portfolio created for this purpose, as far as the company shall be considered as a "Societe de Participations Financieres", according to the applicable provisions.

     The Company may carry out any investment and financial transactions as well as grant any guarantees whatsoever to any company depending of the Group of Companies of which it is a member. The Company may furthermore borrow and grant any assistances, loans, advances or guarantees to companies in which it has a direct or indirect interest, depending of said Group of Companies or not.

     The Company may take participating interests by any means in any businesses, undertakings or companies having the same, analogous or connected object, or which may favour its development or the extension of its operations.

     Article 3: The company is incorporated under the name of "DANKALUX
S.a.r.l.".

     Article 4: The Company has its Head Office in the City of Luxembourg.

     The Head Office may be transferred to any other place within the Grand-Duchy of Luxembourg.

     Article 5: The Company is constituted for an undetermined periode.

     TITLE II.  CAPITAL - SHARES
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     Article 6: 6.1. The company's capital is set at nine hundred and ninety-nine million two hundred and eighty-five thousand two hundred and six point four US Dollars

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(999,285,206.4.-USD) represented by nineteen million three hundred and sixty two thousand two hundred and forty (19,362,240) shares divided into fourteen million thirty six thousand two hundred and forty (14,036,240) common shares and into five million three hundred and twenty six thousand (5,326,000) redeemable cumulative preference shares having a nominal value of fifty-one point sixty-one US Dollars (51.61.-USD) each, all entirely subscribed and fully paid up in cash or in kind.

     6.1   Rights attaching to Redeemable Cumulative Preference Shares

     6.2.1 Income

     The holders of Redeemable Cumulative Preference Shares shall be entitled to be paid out of the profits available for distribution (the "Distributable Profits") and resolved to be distributed in respect of each financial year or other accounting period of the Company ("financial period"):

               (a) a fixed cumulative preferential dividend ("Fixed Dividend") in Pounds Sterling equivalent to 100,000 Luxembourg Francs (excluding the amount of any associated tax credit available to shareholders) such dividend to be payable annually on the fourteenth day after the ordinary general meeting of shareholders (or in the event of any such date being a Saturday, Sunday or public holiday in Luxembourg, on the next day which is not such a day) in each year provided that the first such payment after the date of allotment of any Redeemable Cumulative Preference Shares shall be calculated on a pro rata date of allotment to the First Dividend Date. The Redeemable Cumulative Preference Shares shall in respect of the Fixed Dividend rank in priority to dividends on any other class of shares in the capital of the Company; and

               (b) a non-cumulative preferential dividend in respect of each financial period commencing after 31 December 1996 (the "Participating Dividend") equal to any Excess Distributable Profits (as hereinafter defined) of the Company for the relevant financial period. The Participating Dividend, if any, shall be payable on the 14th day after the Annual General Meeting at which the audited accounts of the Company for the relative financial period are adopted provided that such adoption shall not be more than four months after the end of that financial period. The Participating Dividend shall, if there are any Excess Distributable Profits in respect of a financial period, be payable in priority to any dividends in respect of that financial period on any other class of shares in the Company.

     The Excess Distributable Profits shall be the amount, if any, by which the Distributable Profits exceed an amount equal to 30% (thirty per cent) of the Company's net asset value at the end of a financial period and as shown in the audited accounts of the Company for that financial period but, for the avoidance of doubt before deducting the amount of any dividend paid or proposed to be paid in respect of the financial period. The net asset value shall be calculated using the Company's consolidated balance sheet or unconsolidated balance sheet,

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               (c)  Payment of the Fixed Dividend and, if any, the Participating
Dividend shall be made to holders on the register at any time and date selected by the Directors.

     6.2  Capital

     On the winding up or other return of capital of the Company the surplus assets shall be applied to the following purposes and in the following order of priority:

               (a) to the payment of any arrears or accruals of the Fixed (and the Participating) Dividend calculated down to the date of the return of capital;

               (b) to the repayment of capital paid up or credited as paid up on the Redeemable Cumulative Preference Shares (and on any further preference shares ranking pari passu therewith as regards such return of capital),

               (c) to the repayment of the capital paid up or credited as paid up on the Ordinary Shares and any surplus assets shall be divided amongst the holders of the Ordinary Shares in proportion to the number of Ordinary Shares held by them respectively.

     The Redeemable Cumulative Preference Shares shall not entitle the holders thereof to any further or other right of participation in the assets of the Company.

     6.3  Redemption

               (a) The Redeemable Cumulative Preference Shares shall be redeemable in whole or in part at the option of the Company. The Company shall give not less than 60 (sixty) days notice in writing to the holder that they intend to redeem all or part of the Redeemable Cumulative Preference Shares. Any such notice shall state the number of Redeemable Cumulative Preference Shares to be redeemed, the place at which the certificates for such Redeemable Cumulative Preference Shares are to be presented and the date of redemption. On the date specified for redemption (the "Redemption Date") the Company shall redeem the Redeemable Cumulative Preference Shares and each holder of Redeemable Cumulative Preference Shares concerned shall be bound to deliver to the Company at such place the certificates for such of the Redeemable Cumulative Preference Shares as are held by him (or an indemnity in lieu thereof given by a person who is, and in a form which is satisfactory to the Directors) in order that the same may be cancelled. Upon such delivery the Company shall pay to such holder the amount due to him in respect of such redemption.

               (b) The Redeemable Cumulative Preference Shares shall be redeemed at the amount paid up or credited as paid up on such shares.

               (c) At the Redemption Date Fixed Dividends and Participating Dividends shall cease to accrue and the right to a Participating Dividend shall cease except as regards any Participating Dividend (which was due for payment prior to the Redemption Date) on the Redeemable Cumulative Preference Shares then to be redeemed

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except in respect of any such share on which, upon due presentation of the certificates therefor, the payment due at such redemption shall be improperly refused by the Company in which case Fixed Dividends (and the right to a Participating Dividend shall be deemed to have continued) and the Fixed Dividend shall continue to accrue from the Redemption Date until the date of payment.

               (d) The receipt of the registered holder for the time being of any Redeemable Cumulative Preference Shares or in the case of joint holders the receipt of any of them for the moneys payable on redemption thereof shall constitute an absolute discharge to the Company in respect thereof.

     6.4  Other rights

     The Redeemable Cumulative Preference Shares shall not confer on the holders thereof any further rights to participate in the profits or assets of the Company or to vote.

     6.5  Restriction on creation of share capital

     No further share capital ranking in priority to the Redeemable Cumulative Preference Shares shall be created without the consent of a Special Resolution passed by the holders of Redeemable Cumulative Preference Shares passed at a separate class meeting or by the consent in writing of all the holders of Redeemable Cumulative Preference Shares.

     6.6  Separate Class Rights

     If the Company shall have issued and there shall be outstanding any further preference shares ranking pari passu, but not identically in all respects with the Redeemable Cumulative Preference Shares then such further preference shares shall be deemed to constitute a separate class of shares for the purposes of the Articles of the Company.

     Article 7: Any transfer among living persons of shares held by the sole member as well as their transfer by way of inheritance or in case of liquidation of joint estate of husband and wife, is free.

     In case of more members, the shares are freely transferable among members. In the same case they are transferable to non-members only with the prior approval of the members representing at least three quarters of the capital. In the same case the shares shall be transferable because of death to non-members only with the prior approval of the owners of shares representing at least three quarters of the rights owned by the survivors.

     In case of a transfer in accordance with the provisions of Article 189 of the law dated 10 August 1915 on commercial companies, the value of a share is based on the last three balance sheets of the Company.

     TITLE III. MANAGEMENT
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     Article 8: The Company is managed by one or more managers, appointed and revoked by the sole member or, as the case may be, the members or, as the case may be, the members.

     The manager or managers are appointed for an unlimited duration and they are vested with the broadest powers with regard to third parties.

     Special and limited powers may be delegated for determined affairs to one or more agents, either members or not.

     TITLE IV.  DECISIONS OF THE SOLE MEMBER; COLLECTIVE DECISIONS OF THE
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MEMBERS
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     Article 9: The sole member exorcises the powers devolved to the meeting of members by the dispositions of section XII of the law of August 10th, 1915 on societes a responsabilte limitee.

     As a consequence thereof all decisions which exceed the powers of the managers are taken by the sole member.

     In case of more members the decisions which exceed the powers of the managers shall be taken by the meeting.

     TITLE V.   FINANCIAL YEAR - BALANCE SHEET - DISTRIBUTIONS
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     Article 10: The Company's financial year runs from the first of April of each year to the thirty-first of March of the following year.

     Article 11: The Management is entitled to pay interim dividends under the following conditions:

               (a) Financial statements must be drawn up by the Management which show that there are sufficient funds available for the distribution;

               (b) The amount to be distributed cannot exceed the amount of profits made since the end of the previous fiscal year the accounts of which have been approved, plus the forwarded profits, as well as payments from free reserves, less the losses put forward and the amounts mandatory put to the legal reserve or to reserves provided for in the articles of association;

               (c) The decision of the Board of Directors Meeting to distribute interim dividends may only be taken within the 2 months following the drawing of the financial statements, as described in (a).

     The distribution cannot be decided less than six months after the closing of the previous fiscal year and not before the approval of the annual accounts related to that period.

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     When a first dividend has been paid, the decision to distribute a new one may only be taken three months at least after the decision has been taken to distribute the first one;

               (d) An auditor certifies in a special report to the Management that all the above mentioned conditions have been duly fulfilled.

     Article 12: Each year, as of the thirty-first of March, there will be drawn up a record of the assets and liabilities of the Company, as well as a profit and loss account.

     The credit balance of this account, after deduction of the expenses, costs, charges, amortizations and provisions, represents the net profit. From this net reserve. This profit five percent will be transferred to the statutory deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued capital.

     The excess is attributed to the sole member or distributed among the members. However, the sole member or, as the case may be, the meeting of members may decide, at the majority vote determined by the relevant laws, that the profit, after deduction of the reserve, be either carried forward or transferred to an extraordinary reserve.

     TITLE VI.  DISSOLUTION
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     Article 13: The Company is not dissolved by the death, the bankruptcy, the interdiction or the financial failure of a member.

     In the event of dissolution of the Company, the liquidation will be carried out by the manager or managers in office or failing them by one or more liquidators appointed by the sole member or by the general meeting of members. The liquidator or liquidators will be vested with the broadest powers for the realization of the assets and the payment of debts.

     The assets after deduction of the liabilities will be attributed to the sole member or, as the case may be, distributed to the members proportionally to the shares they hold.

     TITLE VII. GENERAL PROVISIONS
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     Article 14: For all matters not provided for in the present Articles of
Incorporation, the members refer to the existing laws.

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